Exhibit (h)(e)(1)
ADDENDUM B
LEGAL AND COMPLIANCE SERVICES
     The following shall constitute a schedule of legal and compliance services that may be provided by Pacific Life personnel under this Agreement:
Draft, prepare, review, edit, and file, as applicable:
•	Fund’s registration statement

•	Proxy/information statements

•	Combined proxy/registration statements on Form N-14

•	N-SAR, N-CSR, N-PX, and N-Q, and other SEC, or other federal or state filings as may be required

•	Amendments or supplements to any of the foregoing

•	Recommendations and reports to Fund Board on matters not involving investment advice

•	New or revised Fund procedures

•	Documents, filings and correspondence relating to maintenance of the Fund’s legal existence

•	Shareholder correspondence

•	Securities law changes that may affect the Fund

•	Insurance laws and regulations that may affect the Fund

•	Providing counsel with respect to legal/compliance issues relating to the Fund raised by the Fund’s trustees and/or officers or by Pacific Life’s regulatory compliance support staff

•	Implementation and on-going compliance and oversight of the Fund’s securities lending program, recapture program and such other programs or services as the Fund may adopt/implement from time to time

•	Verification of information provided by, coordination with, and review, oversight, evaluation, and analysis of all Fund service providers

Approved Effective November 30, 2006 By:

Pacific Select Fund		Pacific Life Insurance Company

By:	/s/ Mary Ann Brown	By:	/s/ James T. Morris

Name: Mary Ann Brown		Name: James T. Morris

Title: Executive Vice President		Title: Chief Operating Officer

Pacific Life Insurance Company

		By:	/s/ Audrey L. Milfs

Name: Audrey L. Milfs

Title: Secretary